Exhibit (c)(ii)

AMENDMENT AGREEMENT

Amendment Agreement, dated as of June 15, 1994 (the "Amendment Agreement"), amending and supplementing the Deposit Agreement, dated as of November 25, 1992 (the "Deposit Agreement"), among Grasim Industries Limited (the "Company"), Citibank, N.A., as Depositary and all holders and beneficial owners of Global Depositary Receipts issued thereunder.

WITNESSETH

WHEREAS, the Company expects to offer 4,878,048 Partial Dividend GDSs (as defined below) pursuant to a Subscription Agreement, dated as of June 9, 1994, between the Company and Barclays de Zoete Wedd Limited and the other managers listed therein (the "1994 Offering");

WHEREAS, terms defined in the Deposit Agreement have the same meanings herein unless otherwise defined:

NOW THEREFORE, in consideration of the premises the parties agree as follows:

1. Section 1.18.  of the Deposit Agreement is hereby deleted and replaced by the following:

"SECTION 1.18.  Master GDR.  The term "Master GDR" will mean a Receipt registered in the name of the nominee of DTC, evidencing all of the Book-Entry GDSs of a particular class, as provided by Section 2.01 of this Agreement."

2. Section 2.01 of the Deposit Agreement is hereby deleted and replaced by the following:

"SECTION 2.01  Book-Entry System; Form and Transferabilty of GDRs.

(a) Book Entry System.  The Company and the Depositary shall make application to DTC for acceptance of the Book-Entry GDSs in its book-entry settlement system.  The Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of the GDSs for DTC eligibility, including but not limited to the Letter of Representations, in the form attached hereto as Exhibit A, with such modifications as are agreed by the Company and other parties thereto.

So long as the Book-Entry GDSs are eligible for book-entry settlement with DTC, unless otherwise required by law, each class of Book-Entry GDSs representing Shares deposited with the Custodian shall be represented by a single master GDR (a "Master GDR") registered in the name of a nominee of DTC.  Each Master GDR shall be held by Citibank, N.A.  or such other entity as is agreed with DTC may hold a Master GDR as custodian for DTC.  During any period in which Book-Entry GDSs are represented by a Master GDR, ownership of beneficial interests in a Master GDR shall be effected through, records maintained by (i) DTC or its nominee for such Master GDR, or (ii) institutions that have accounts with DTC.  All references in this Agreement to issuance or delivery of GDRs shall be deemed to include, where applicable, adjustments in the records of the Depositary showing the number of Book-Entry GDSs represented by a Master GDR.

If, at any time when Book-Entry GDSs are evidenced by a Master GDR, DTC ceases to make its book-entry settlement system available for such GDSs, the Company shall consult with the Depositary regarding making other arrangements for book-entry settlement.  In the event that it is impracticable without undue effort or expense to continue to have the Book-Entry GDSs available in book-entry form, subject to the provisions of Section 2.09, the Company shall instruct the Depositary to issue separate GDRs to the owners of beneficial interests in a Master GDR with such additions, deletions and modifications to this Agreement and to the form of GDR attached hereto as Exhibit B as the Company and the Depositary may, from time to time, agree (which may include requiring additional statements, documents and certifications as a condition of issuing such separate GDRs).

(b) Form.  GDRs may be issued in denominations of any number of GDSs.  The GDRs shall be typewritten, in the case of a Master GDR, and otherwise shall be engraved, printed or lithographed on steel-engraved borders, or in such other form as may be agreed upon by the Company and the Depositary, and shall be substantially in the form set forth in Exhibit B annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided.  A Master GDR shall bear such additional legend or legends as may be required by DTC in order for it to accept the GDSs for its book-entry settlement system.  A Master GDR shall provide that it shall represent the aggregate number of the applicable class of Book-Entry GDSs from time to time indicated in the records of the Depositary and that the aggregate number of the applicable class of Book-Entry GDSs evidenced thereby may from time to time be increased or decreased by making adjustments to such records of the Depositary.

GDRs shall be executed and dated by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar for the GDRs shall have been appointed and such GDRs are countersigned by the manual signature of a duly authorized signatory of the Registrar and dated by such signatory.  No GDR shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose, unless such GDR shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Registrar, and such execution of any GDR by manual signature shall be conclusive evidence, and the only evidence, that such GDR has been duly executed and delivered Hereunder.  The Depositary shall maintain books in which each GDR so executed and delivered as hereinafter provided and the transfer of each such GDR shall be registered.  GDRs bearing the facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding the fact that such signatory has ceased to hold such position prior to the execution of such GDRs by the Registrar and their delivery or such signatory did not hold such position at the date of such GDRs.

The GDRs shall be endorsed with the Securities Act Legend and the Indian Legend and may be endorsed with or have incorporated in the text thereof such other legends, recitals or changes not inconsistent with the provisions of this Agreement as may be required (i) by the National Association of Securities Dealers, Inc.  (the "NASD") in order for the GDRs to be tradeable on the NASD's "PORTAL" market or any other market developed for the trading of securities pursuant to Rule 144A or (ii) to comply with any applicable law.

The GDRs shall bear a CUSIP number or numbers different from the CUSIP number that is or may be assigned to any depositary receipts subsequently issued pursuant to any other arrangement with the Depositary which are not GDRs issued hereunder.

(c) Transferability.  Subject to any limitations set forth in a GDR or in this Agreement, when such GDR is properly endorsed or accompanied by proper instruments of transfer (including signature guarantees in accordance with standard industry practice), and upon compliance with the restrictions on registration of transfer set forth in any legends appearing on such GDR, title to such GDR (and to each GDS evidenced thereby) shall be transferable by delivery with the same effect as in the case of a negotiable instrument in accordance with the laws of the State of New York; provided, however, that the Company and the Depositary, notwithstanding any notice to the contrary, may deem and treat the Holder of a GDR as the absolute owner thereof for any purpose, including but not limited to the purpose of determining the person entitled to distribution of dividends of other distributions or to any notice provided for in this Agreement and neither the Depositary nor the Company shall have any liability under this Agreement to any holder of a GDR unless such holder is a Holder thereof."

3. The following Section 2.11 is hereby added to the Deposit Agreement:

"SECTION 2.11 Partial Dividend Shares.  In the event that any Shares deposited hereunder entitle holders of records thereof ("recordholders") as of the next dividend record date to receive a per-share dividend in an amount different from that payable to recordholders of Shares initially deposited hereunder, then the following provisions shall apply:

(a) The term "Full Dividend Shares" shall mean those Shares which will entitle recordholders on the next dividend record date to receive a per-Share dividend in an amount equal to that payable to recordholders of Shares initially deposited hereunder.  The term "Partial Dividend Shares" shall mean those Shares which entitle recordholders as of the next dividend record date to receive a per-Share dividend in an amount different from that payable to recordholders of Full Dividend Shares.

(b) Partial Dividend Shares deposited hereunder shall be held by the Depositary or Custodian in an account different from the account in which Full Dividend Shares deposited hereunder are held.

(c) Partial.  Dividend Shares shall be represented by a class of GDSs ("Partial Dividend GDSs") different from those representing Full Dividend Shares ("Full Dividend GDSs"), and such Partial Dividend GDSs shall be evidenced by a class of GDRs ("Partial Dividend GDRs") different from those evidencing Full Dividend GDSs ("Full Dividend GDRs") and shall bear a legend with respect to their status as Partial Dividend Shares.  In addition, each class of Partial Dividend GDRs will bear a CUSIP number different from those borne by Full Dividend GDRs and other classes of Partial Dividend GDRs.

(d) Whenever Partial Dividend Shares become Full Dividend Shares, the Depositary shall cause the Custodian to transfer such Shares into the account in which other Full Dividend Shares are held, the Partial Dividend GDSs representing such Shares shall automatically convert into Full Dividend GDSs (the New Full Dividend GDSs"), the Depositary shall call for the surrender of the Partial Dividend GDR or GDRs evidencing such New Full Dividend GDSs and, upon surrender thereof, shall (i) either issue new Full Dividend GDRs to evidence such New Full Dividend GDSs or (ii) reflect on its records and notify DTC that such New Full Dividend GDSs are evidenced by the Master GDR evidencing all other Full Dividend GDSs, as the case may be.

(e) Holders and Beneficial Owners of Full Dividend GDSs shall be entitled to receive only dividends and other distributions received in respect of Full Dividend Shares.  Holders and Beneficial Owners of Partial Dividend GDSs shall be entitled to receive only dividends and other distributions received in respect of Partial Dividend Shares.

(f) All other provisions of this Deposit Agreement shall apply to Partial Dividend Shares, Partial Dividend GDSs and Partial Dividend GDRs, subject to this Section 2.11."

4. Where the context requires, references to "the Master GDR" in the Deposit Agreement are hereby deleted and replaced with "a Master GDR" or "the Master GDRs", as appropriate.

5. Exhibit A to the Deposit Agreement is hereby deleted and replaced with the Exhibit A appended hereto.

6. As provided for by Section 2.02(v) of the Deposit Agreement, the Custodian will accept for deposit the Partial Dividend Shares underlying the Partial Dividend GDSs to be offered in the 1994 Offering.

7. Pursuant to Section 2.11, the GDRs (including any Master GDR) representing Partial Dividend GDSs offered in the 1994 Offering will bear, in addition to other legends required by the Deposit Agreement or agreed to between the Company and the Depositary, the following legend;

"THIS SECURITY EVIDENCES THE RIGHT TO RECEIVE SHARES THAT WERE ISSUED AS OF 15th JUNE, 1994 AND WHICH ACCRUE DIVIDENDS ONLY FROM THAT DATE.  ACCORDINGLY, THE HOLDER OF THIS SECURITY WILL BE ENTITLED TO THAT PORTION OF THE DIVIDENDS PAID FOR THE FINANCIAL YEAR ENDING 31st MARCH, 1995 WHICH CORRESPONDS TO THE PORTION OF SUCH FINANCIAL YEAR FOLLOWING THEIR ISSUE DATE WHICH IS 15th JUNE, 1994.  THE HOLDER OF THIS SECURITY WILL BE ENTITLED TO FULL DIVIDEND RIGHTS BEGINNING WITH THE DIVIDENDS PAID IN RESPECT OF THE FINANCIAL YEAR BEGINNING 1st APRIL, 1995.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SHARES REPRESENTED BY THIS SECURITY MAY NOT BE WITHDRAWN PRIOR TO 30th JULY, 1994."

8. The Master GDR representing Partial Dividend GDSs offered in the 1994 Offering will be substantially in the form of Exhibit B with such insertions, modifications, and omissions as the Company and Depositary may agree, including such as are necessary to effect the provisions hereof.

9. Notwithstanding Section 2.05 of the Deposit Agreement, Partial Dividend GDSs offered in the 1994 Offering may not be surrendered for withdrawal of underlying Partial Dividend Shares prior to July 30, 1994.

10. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment Agreement shall not operate as a modification or waiver of any term of the Deposit Agreement.  The Deposit Agreement, as amended and supplemented by this Amendment Agreement, shall continue in full force and effect and is hereby-ratified and confirmed.

11. This Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

12. This Amendment Agreement shall be interpreted and rights hereunder and provisions hereof shall be governed by the laws (without giving effect to conflict of law principles thereof) of the State of New York.

 IN WITNESS WHEREOF, GRASIM INDUSTRIES LIMITED and CITIBANK, N.A.  have duly executed this Amendment Agreement as of the day and year first above set forth and all Holders and Beneficial owners shall become parties hereto in accordance with 6.01 of the Deposit Agreement, or upon acceptance by them of GDRs issued in accordance with the terms of the Deposit Agreement or upon acquisition of any beneficial interests therein.

GRASIM INDUSTRIES LIMITED

By:	/s/ Shailendra K. Jain
Name: Shailendra K. Jain
Title: Whole Time Director

CITIBANK, N.A.

By:	/s/ Mary Lou Kelley
Name: Mary Lou Kelley
Title: Vice President